EXHIBIT 99.1

Anavex Provides Corporate Update, Announces Completion of Clinical Conduct of ADME and DDI Clinical Studies

Clinical conduct of both blarcamesine (ANAVEX®2-73) studies in healthy volunteers is now complete, data are expected to support clinical pharmacology characterization across pipeline programs

NEW YORK, NY, October 20, 2026 – Anavex Life Sciences Corp. (“Anavex” or the “Company”), a clinical-stage biopharmaceutical company developing innovative treatments for central nervous system diseases with significant unmet medical needs, today provided a corporate update highlighting progress across its three core indications for blarcamesine (ANAVEX 2-73): early Alzheimer’s disease, Rett syndrome and Fragile X syndrome. Recent Company highlights include the completion of clinical conduct of the Drug-drug Interaction (DDI) and Absorption, Distribution, Metabolism and Excretion (ADME) studies of blarcamesine, clearance by the U.S. Food and Drug Administration (FDA) of the Company’s Investigational New Drug (IND) application in Fragile X syndrome, and an upcoming meeting with the FDA in November to discuss adding pediatric participants to the Phase 3 Rett syndrome study.

“Completion of the DDI and ADME studies represents an important milestone for blarcamesine, advancing the clinical pharmacology data package recommended by the FDA, which we expect to benefit our ongoing core programs.” said Terrie Kellmeyer, Ph.D., Interim Chief Executive Officer. “Together with the FDA’s recent clearance of our IND in Fragile X syndrome, these studies reflect positive progress and execution on timelines previously set forth. With these achievements, we believe that we are well positioned to continue to move forward on our strategic objectives through the remainder of the year.”

Alzheimer’s Disease Program

Anavex has completed clinical conduct of two clinical pharmacology studies of blarcamesine. The studies address clinical pharmacology data recommended by the FDA and the data are expected to support the Company’s FDA-focused development program. The FDA’s recommendation is aligned with feedback the Company received from the European Medicines Agency (EMA).

●	DDI study: The last participant completed the study at the end of September, concluding clinical conduct.

●	The study was fully enrolled with 65 participants, all of whom received 30 mg of blarcamesine. Based on preliminary observations, no serious adverse events were reported. Full safety and pharmacokinetic data analysis is ongoing.

●	ADME study: The last participant completed the study in mid-October, concluding clinical conduct.

●	The study enrolled 8 participants, all of whom received 30 mg of blarcamesine. Based on preliminary observations, no serious adverse events were reported. Full safety and pharmacokinetic data analysis is ongoing.

●	Both studies enrolled healthy volunteers and were designed to further characterize blarcamesine’s clinical pharmacology profile. Their data are critical for the Alzheimer’s disease program and are also expected to support development in the Company’s Rett syndrome and Fragile X syndrome programs.

Rett Syndrome Program

●	The Company has an FDA-aligned protocol for its Phase 3 study of blarcamesine in Rett syndrome in adult participants (ANAVEX2-73-RS-005). As previously announced on September 9, 2026, the FDA granted the Company a meeting to discuss adding pediatric participants to the Phase 3 protocol for November. Blarcamesine for the treatment of Rett syndrome has been granted Orphan Drug Designation by the FDA. The program remains on track with study start-up activities underway.

Fragile X Syndrome Program

●	The Company submitted an (IND application for blarcamesine in Fragile X syndrome in September 2026, and, as previously announced on October 15, 2026, the FDA has cleared the IND. Blarcamesine for the treatment of Fragile X syndrome has been granted Orphan Drug Designation by the FDA. Study start-up activities are underway.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded clinical stage biopharmaceutical company engaged in the development of novel therapeutics for the treatment of central nervous system diseases with high unmet medical need. Further information is available at www.anavex.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements regarding the Company’s clinical trial plans, preclinical and clinical data, clinical development programs and business prospects, blarcamesine’s potential, the Company’s expectations that the clinical conduct of the ADME and DDI clinical studies will support the Company’s FDA-focused development program, the Company’s plans to meet with the FDA in November to discuss adding pediatric participants to the Phase 3 protocol for blarcamesine in Rett syndrome, the impact of the FDA’s clearance of the Company’s IND application for Fragile X syndrome, are forward-looking statements. These statements can be identified by the use of forward-looking terminology, including the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may,” “will,” “would,” “could” and similar expressions, or the negative thereof. Many factors may cause actual results to differ materially from those projected in any of such forward-looking statements, including volatility in the Company’s stock price and the market in general; the Company’s ability to raise additional capital; challenges seeking, and ultimately obtaining, regulatory approval for the Company’s product candidates; the ability of Fast Track designation or breakthrough therapy designation to lead to a faster FDA review and approval process; the Company’s ability to maintain any benefits associated with Orphan Drug Designation, including market exclusivity; undesirable side effects caused by the Company’s product candidates; the Company’s ability to attract and retain highly qualified personnel; the Company’s reliance on third-parties; the Company’s ability to obtain and maintain sufficient intellectual property protection for our product candidates; the Company’s ability to defend against claims of intellectual property infringement; the Company’s ability to compete in the highly competitive biotechnology and pharmaceutical industries; and other the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed with the Securities and Exchange Commission (“SEC”) on November 25, 2025, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2025, filed with the SEC on February 9, 2026, the Company’s Form 10-K/A for the fiscal year ended September 30, 2025, filed with the SEC on August 28, 2026, the Company’s Form 10-Q/A for the quarterly period ended December 31, 2025, filed with the SEC on August 28, 2026, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on August 28, 2026, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, filed with the SEC on August 28, 2026, and subsequent filings and furnishings with the SEC, which should be considered together with any forward-looking statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof except as required by law.

Investor Relations:

SCR Partners, LLC
Alex Arzeno
Tel: 203-550-3972
Email: alex@scr-ir.com

Tripp Sullivan
Tel: 615-942-7077
Email: tsullivan@scr-ir.com

Media:

Sam Brown, LLC

Christy Curran

Tel: 615-414-8668

Email: christycurran@sambrown.com